  EXHIBIT 99.1

Flux Power FY 2019 Revenue Grew 126% to $9.3M;
Rollout of Full Product Line for Forklifts Now Underway;
Growth Trajectory Continues on Track

Vista, CA – September 12, 2019 -- Flux Power Holdings, Inc. (OTCQB: FLUX), a developer of advanced lithium industrial batteries for commercial and industrial equipment, today reported results for its fourth quarter (Q4’19) and fiscal year ended June 30, 2019 (FY‘19).

Flux is a leading developer of lithium-ion batteries having higher performance, extended life, and lower cost of ownership compared with lead acid solutions. Products include advanced battery packs for forklifts, airport ground support equipment, and other commercial and industrial applications.

Highlights:

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Q4 FY’19 Revenue vs Q4 FY ’18 Rose 172% from $1.1M to $3.0M, supported by walkie pallet jack LiFT Pack sales which grew 70% to $1.4M, in addition to $1.6M from rollout of larger packs (for Class 1, Class 2 and Class 3 end riders).

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FY’19 Revenue vs FY’18 Rose 126% from $4.1M to $9.3M, as walkie LiFT Pack sales grew 30% to $4.7M and new, larger forklift batteries contributed over $4.6M.

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Commenced Sales via Private Label OEM Relationship with a leading forklift manufacturer in Q4’19. Flux currently supplies lithium-ion batteries for this OEM’s walkie pallet jack product line. Additional product development projects are being pursued with other manufacturers of commercial and industrial equipment.

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Achieved Positive Gross Profit Margin, with gross margins of 6% in FY 2019 and 7% in Q4’19 compared to negative gross margins in the comparable periods of FY 2018, reflecting the benefit of growing economies of scale and initial design and sourcing improvements. Specific plans continue to achieve a targeted 30% gross margin from further design, sourcing, and volume growth.

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Capacity Expansion Achieved, with relocation to a new facility in Vista, CA with over 60,000 square feet of availability, a three-fold increase over the prior facility. This facility should support up to $100 million in revenue per year.

Flux CEO Ron Dutt, commented, “Flux has invested the past six years to build out a foundation of production, product, and customer service to serve Fortune 500 customers in a multi-billion dollar, potential market. We are pleased to see the benefit of our efforts reflected in our strong fiscal 2019 sales growth and the achievement of solid, positive gross margin improvements over the prior year. We expect this pace to continue in fiscal 2020 and beyond as we are expanding penetration of current large customer fleets and adding new customers by leveraging current successes.”

  EXHIBIT 99.1

FY 2020 and Beyond
Based on its expanded base of product offerings, current pipeline of large customer procurement discussions, and projected new customer activity, Flux anticipates the current growth trajectory to continue, with potential upside attributable to accelerating demand for lithium solutions. Flux also expects to further enhance gross margins across its product lines as the Company implements a series of clearly defined initiatives to advance technology, design, production and purchasing efficiencies, as well as benefiting from growing economies of scale.

Flux anticipates FY’20 revenue to continue to increase rapidly reflecting: (i) a growing preference for high performing, cost-efficient, and reliable lithium battery solutions over legacy lead-based solutions; (ii) the strength of its current order backlog and potential purchasing plans of existing customers; and (iii) impact of current launching of full product line.

Q4 FY 2019 Operating Results
Q4’19 revenue increased 172% to $3.0M compared to $1.1M in Q4’18, driven by a 70% increase in Walkie LiFT Pack sales, to $1.4M, which benefitted from Flux’s private label OEM relationship, and from sales of larger LiFT Packs that debuted in FY 2019.

Q4’19 gross profit improved to $220,000 compared to a gross loss of $87,000 in Q4’18, principally reflecting higher sales volumes and benefits from the Company’s gross margin improvement program.

Selling and administrative expenses increased to $2.2M in Q4’19 from $1.1M in Q4’18, principally reflecting increased staffing to support expanded operations and growth. Research & development expenses increased to $1.2M in Q4’19, compared to $515,000 in Q4’18 as Flux progressed development of higher capacity battery packs for larger equipment. Flux’s Q4’19 net loss increased to $3.3M from a loss of $1.9M in Q4’18, principally reflecting higher operating costs and interest expense which more than offset the improvement in gross profit.

FY 2019 Operating Results
Flux’s FY’19 revenues rose 126% to $9.3M compared to $4.1M in FY’18, reflecting the initial rollout of of LiFT Packs for larger forklifts and electric trucks, rapid sales of packs for walkie pallet jacks, a four-fold sales increase in GSE packs to $1.5 million and rising interest overall in lithium storage solutions. During FY’19 Flux invested in general engineering and design, launched battery packs for the End Rider and Class 1 and 2 forklift markets and expanded its sales blueprint by increasing the number of regional sales managers.

FY’19 gross profit improved to $549,000 vs. a loss of $795,000 in FY’18, reflecting higher sales and improved gross margins reflecting the benefit of sourcing initiatives, lower prices from higher volume purchasing, and expected growing economies of scale.

Selling and administrative expenses increased to $7.7M in FY’19 from $3.5M in FY’18, principally due to additional cash and stock-based compensation expense related to new hires in sales, marketing, engineering and manufacturing and assembly, along with increased marketing expense to support new products, and legal fees related to fund raising. Research & development expenses increased to $4.1M in FY’19 from $2.0M in FY’18, reflecting development costs supporting the full product line as well as LiFT Pack design improvements.

  EXHIBIT 99.1

Flux’s net loss increased to $12.4M (a loss of $2.84 per share) in FY’19 from a net loss of $7.0M (a loss of $2.74 per share) in FY’18 mainly due to higher operating expenses and increased interest expense. Per share results are based on 4.4M and 2.5M weighted average basic shares outstanding at the end of FY’19 and FY’18, respectively. As a result of the 1 for 10 share reverse stock split effective July 11, 2019, Flux’s issued and outstanding common shares have been reduced to approximately 5.1M and its total authorized shares have also been proportionally reduced.

Flux entered into an amended and restated credit facility agreement in March 2019 with Esenjay Investments, LLC, owned by the Company’s largest shareholder, Cleveland Capital, and other lenders to extend the facility’s maturity date from March 31, 2019 to December 31, 2019 and to increase the maximum principal amount available from $5.0M to $7.0M. Total borrowings outstanding under this credit facility were $6.4M at June 30, 2019. More recently, on July 3, 2019 Flux entered into a short-term note with Cleveland Capital in the amount of $1M the maturity of which has been extended to December 1, 2019.

Additionally, Flux entered into a Factoring Agreement with BayView Funding dated August 23, 2019 with a current maximum principal amount of $3.0M and an initial term of 12 months, which can be extended.

CEO, Ron Dutt, added, “While the timing of quarterly sales continues to be difficult to predict, we are ever confident in the outlook for fiscal 2020 based on customer dialogues across all product lines.”

About Flux Power Holdings, Inc. (www.fluxpower.com)
Flux Power develops advanced lithium-ion batteries for commercial and industrial uses, including its first-ever UL 2271 Listed lithium-ion “LiFT Pack” forklift batteries. Flux solutions utilize its proprietary battery management system and in-house engineering and product design. Flux batteries deliver improved performance, extended cycle life and lower total cost of ownership than legacy lead-acid solutions. Flux sells primarily to lift equipment OEM’s, their dealers and battery distributors. Products include advanced battery packs for motive power in the lift equipment and airport ground service markets, and other commercial and industrial applications.

This release contains projections and other "forward-looking statements" relating to Flux’s business, that are often identified by the use of "believes," "expects" or similar expressions. Forward-looking statements involve a number of estimates, assumptions, risks and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements include the development and success of new products, projected sales, the Company’s ability to timely obtain UL Listing for its products, the Company’s ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance of current and new products. Actual results could differ from those projected due to numerous factors and uncertainties. Although Flux believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, they can give no assurance that such statements will prove to be correct, and that the Flux’s actual results of operations, financial condition and performance will not differ materially from the results of operations, financial condition and performance reflected or implied by these forward-looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

Flux, Flux Power and associated logos are trademarks of Flux Power Holdings, Inc. All other third party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

  EXHIBIT 99.1

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Media & Investor Relations:
David Collins and Chris Eddy
Catalyst IR
212-924-9800
flux@catalyst-ir.com

FLUX POWER HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(figures in thousands, except per share data)

	Three months ended June 30, (Unaudited)		Twelve months ended June 30, (Audited)
	2019	2018	2019	2018
Net revenue	$3,020	$1,098	$9,317	$4,118
Cost of sales	2,800	1,185	8,768	4,913
Gross profit (loss)	220	-87	549	-795

Operating expenses:
Selling and administrative expenses	2,194	1,084	7,712	3,462
Research and development	1,196	515	4,088	1,956
Total operating expenses	3,390	1,599	11,800	5,418
Operating (loss)	(3,170)	(1,686)	(11,251)	(6,213)

Other income (expense):
Other Income	84		84
Interest expense	(189)	(240)	(1,247)	(752)
Net loss	$(3,275)	$(1,926)	$(12,414)	$(6,965)

Net loss per share - basic and diluted	$(0.64)	$(0.73)	$(2.84)	$(2.74)

Weighted average number of basic common shares outstanding	5,100	2,622	4,364	2,539